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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION
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                                THE CRONOS GROUP

                (Name of Registrant as Specified in Its Charter)
              -----------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                                                   FOR:      THE CRONOS GROUP

                                                   CONTACT:  ELINOR A. WEXLER
                                                             Vice President,
                                                             CORPORATE
FOR IMMEDIATE RELEASE                                        COMMUNICATIONS
                                                             (415) 677-8990

                 THE CRONOS GROUP ADOPTS SHAREHOLDER RIGHTS PLAN

        SAN FRANCISCO, CA -- October 29, 1999 -- The Cronos Group (Nasdaq: CRNS) announced today that its Board of Directors has approved the adoption of a Shareholder Rights Plan. One common stock purchase Right will be distributed as a dividend on each outstanding share of Cronos Common Stock. The dividend distribution is being made to shareholders of record as of the close of business on October 25, 1999.

        Commenting on the announcement, Dennis J. Tietz, Chairman of the Board and Chief Exceutive Officer, stated "The Rights Plan is not intended to prevent takeover bids for the Company or to deter fair offers for the Company's shares. The Rights Plan will provide the Board of Directors and the shareholders with more time to fully consider any unsolicited take-over bid for the Company without undue pressure, it will allow the Board of Directors to pursue other alternatives to maximize shareholder value, and it will allow additional time for competing bids to emerge." Mr. Tietz continued, "consistent with the practice of many public companies, the Board of Directors believes that the Rights Plan is an appropriate measure to protect the interests of our shareholders. The Rights Plan is designed to guard against attempts to take over the Company for a price that does not reflect the Company's full value, or are conducted in a manner, or on terms, that are not in the best interests of the Company and our shareholders."

        Under the plan, the Rights will be exercisable only if triggered by a person or group's acquisition of 20% or more of the Company's Common Stock. If triggered, each Right, other than Rights held by the acquiring person or group, would entitle its holder to purchase a specified number of the Company's common shares for 50% of their market value at that time. Unless a 20% acquisition has occurred, the Rights may be redeemed by the Company at any time prior to the termination date of the plan.

        This Right to purchase Common Stock at a discount will not be triggered by a person's or group's acquisition of 20% or more of the Common Stock pursuant to a tender or exchange offer which is for all outstanding shares at a price and on terms that Cronos' Board of Directors determines (prior to acquisition) to be adequate and in the best interest of the Company and its shareholders.


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        Initially, the Rights will be attached to and trade with all certificates representing shares of Common Stock. Only upon a triggering of the Rights will separate certificates representing the Rights be distributed.

        The Rights will expire on October 28, 2009. The Rights distribution is not taxable to shareholders. Details of the Rights distribution will be mailed to all shareholders.

        Cronos is one of the world's leading lessors of intermodal containers, owning and managing a fleet of over 350,000 TEU (twenty-foot equivalent units). The diversified Cronos fleet of dry cargo, refrigerated and other specialized containers is leased to a customer base of approximately 400 ocean carriers and transport operators around the world. Cronos provides container-leasing services through an integrated network of offices through state-of-the-art information technology.

                   CERTAIN INFORMATION CONCERNING PARTICIPANTS

        The Cronos Group ("Cronos") and the following persons named below may be deemed to be "participants" in the solicitation of proxies from the shareholders of Cronos in connection with the 1999 annual meeting of shareholders and any adjournment or continuation thereof: the current directors of Cronos (Dennis J. Tietz (Chairman of the Board and Chief Executive Officer of Cronos), Maurice Taylor, Charles Tharp, and S. Nicholas Walker); the following nominees for election as directors at the 1999 annual meeting of shareholders: Peter J. Younger (Chief Financial Officer of Cronos), and Robert M. Melzer; and Elinor A. Wexler, Vice President, Corporate Communications of Cronos. The Board has retained director-nominee Melzer as an advisor to assist the Board in considering the strategic alternatives currently available to Cronos.

        Dennis J. Tietz is the Chairman of the Board and Chief Executive Officer of Cronos and holds options to acquire 321,600 shares of Common Stock of Cronos; Peter J. Younger is the Chief Financial Officer of Cronos and holds options to acquire 10,800 shares of Common Stock of Cronos and 200,000 stock appreciation rights of Cronos; Robert M. Melzer owns 10,000 shares of Common Stock of Cronos; and Elinor A. Wexler is Vice President, Corporate Communications of Cronos and holds options to acquire 5,400 shares of Common Stock of Cronos.

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This press release and other information concerning Cronos can be viewed at
Cronos' website at www.cronos.com.